Exhibit 17.1

BRAVERMAN INTERNATIONAL, P.C.
Certified Public Accountants
1255 McDonald Drive
PRESCOTT, AZ 86303
CELL 602-881-3870
 PHONE  928-771-1122, FAX 928-777-8378
hiluv007@aol.com

Hans J. Schulte, President
Carbon Credits International, Inc.
Las Vegas, Nevada

RESIGNATION LETTER

Braverman International, P.C. hereby tenders its resignation today in providing the services of Ivan Braverman as a Director and CFO of Carbon Credits International, Inc. effective immediately.  We understand that you have waived the 60 day requirement of notice pursuant to the existing consulting agreement in force.

We further agree, effective today, to provide accounting, unaudited financial statement preparation and related SEC reporting services as in the past, for a fee of $3,500 per month, on a monthly basis until a 30 day notice of termination or change in fees for such services is requested by either party.

In connection with the continuation of the aforementioned services, Carbon Credits International, Inc. hereby acknowledges that all compensation accrued as of the date of the above termination will be paid by October 31, 2009, unless a prior repayment plan is agreed to among the parties.

Braverman International, P.C.

By: /s/ Ivan Braverman

Ivan Braverman, President

Date:  March 19, 2009

Agreed to by Carbon Credits International, Inc.

By /s/  Hans J. Schulte

Hans J. Schulte, President

Date:  March 19, 2009